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Exhibit 8.1

DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020-1104 www.dlapiper.com
T 212.335.4500 F 212.335.4501

April 12, 2018

Epsilon Energy Ltd.
16701 Greenspoint Park Drive, Suite 195
Houston, Texas 77060

Re:    United States Federal Income Tax Considerations

Ladies and Gentlemen:

        We have acted as counsel to Epsilon Energy Ltd., an Alberta corporation (the "Company"), in connection with the filing of the Registration Statement of the Company on Form S-4 on April 12, 2018 with the Securities and Exchange Commission. The Registration Statement seeks, among other things, shareholder approval to change the Company's jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States of America in accordance with Section 388 of the Delaware General Corporation Law, as amended, and Section 189 of the Business Corporations Act (Alberta) (the "Domestication").

        In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and (ii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants, and agreements made by the Company, including the accuracy and completeness of all representations and covenants set forth in letter dated as of the date hereof from an officer of the Company (the "Officer's Certificate"). For purposes of rendering our opinion, we have assumed that such statements, representations, covenants, and agreements are, and will continue to be, including as of the effective time of the Domestication, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants, and agreements set forth in the documents referred to above and the statements, representations, covenants, and agreements made by the Company, including those set forth in the Officer's Certificate.

        For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Epsilon Energy Ltd.
April 12, 2018
Page Two

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the "Service"), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

        Based upon the foregoing and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement under the heading "United States Federal Income Tax Consequences," we are of the opinion that, for United States federal income tax purposes, the Domestication should qualify as a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code, and accordingly, U.S. Holders generally should not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, subject to the application of Section 367 of the Code and the passive foreign investment company rules. We express no opinion on the potential U.S. federal income tax consequences of such provisions.

        Except as expressly set forth above, we express no other opinion. This opinion has been prepared in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent.

        This opinion is being delivered prior to the consummation of the Domestication and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

        In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings "United States Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/DLA Piper LLP (US)

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  Exhibit 8.1